As filed with the Securities and Exchange Commission on August 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Teamshares Inc.

(Exact name of registrant as specified in its charter)

Delaware	61-2235506
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

214 Sullivan Street, 3B

New York, NY 10012

(Address of Principal Executive Offices)(Zip Code)

Teamshares Inc. 2020 Equity Incentive Plan

Teamshares Inc. 2026 Incentive Award Plan

Teamshares Inc. 2026 Employee Stock Purchase Plan

(Full title of the plan)

Brian Gaebe

Chief Financial Officer

214 Sullivan Street, 3B

New York, NY 10012

(917) 310-2731

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan Maierson

Nick S. Dhesi

John J. Slater

Latham & Watkins LLP

811 Main Street

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” the “Company,” and the “Registrant,” or similar references, refer to Teamshares Inc. unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Registrant’s prospectus, dated August 3, 2026, filed pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, filed with the SEC on July 29, 2026 (File No. 333-297802) (as such prospectus may be supplemented from time to time, the “Resale S-1 Prospectus”);

(b)	the Registrant’s Current Reports on Form 8-K, filed with the SEC on June 2, 2026, June 9, 2026, June 22, 2026, and June 25, 2026, in each case to the extent filed and not furnished;

(c)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 14, 2026; and

(e)

the description of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), contained in the section entitled “Description of Capital Stock” in the Resale S-1 Prospectus and any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to the Exchange Act and the rules and regulations of the SEC thereunder, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors and certain officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, or for any transaction from which the director or officer derived an improper personal benefit. In addition, liability is not eliminated (i) for directors, under Section 174 of the DGCL, for the unlawful payment of a dividend or an unlawful stock purchase or redemption, or (ii) for officers, in connection with any action by or in the right of the corporation. The exculpation permitted for officers extends only to those officers specified in Section 102(b)(7).

Section 145(a) of the DGCL provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person failed to satisfy the foregoing standard of conduct.

Section 145(b) of the DGCL provides that a corporation has the power to indemnify any such person in connection with an action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper. Indemnification in an action by or in the right of the corporation is limited to expenses and does not extend to judgments, fines or amounts paid in settlement.

Section 145(c) of the DGCL requires a corporation to indemnify a present or former director or officer against expenses (including attorneys’ fees) actually and reasonably incurred to the extent such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) or 145(b), or in defense of any claim, issue or matter therein. Section 145(f) provides that indemnification and advancement of expenses are not exclusive of any other rights to which a person seeking indemnification or advancement may be entitled, and that a right to indemnification or to advancement of expenses arising under a provision of a corporation’s certificate of incorporation or bylaws may not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that is the subject of the proceeding for which indemnification or advancement is sought. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of any such person against any liability asserted against such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Our certificate of incorporation provides that no director or officer of the Company shall have any personal liability to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended, and that no amendment, repeal or modification of that provision will adversely affect any right or protection of a director or officer with respect to any act or omission occurring prior thereto. Because that provision is qualified by reference to what the DGCL permits, the exculpation of officers is subject to the statutory limitations described above, including the exclusion of actions by or in the right of the Company. Our certificate of incorporation further provides that the Company has the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents, and to any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Our bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (a “covered person”), against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. The Company is required to indemnify a covered person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by our board of directors. Our bylaws also provide that the Company has the power to indemnify and hold harmless its employees and agents, to the fullest extent permitted by applicable law, on a similar basis.

Our bylaws provide that the Company shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) actually and reasonably incurred by any covered person, and may pay such expenses incurred by any employee or agent of the Company, in defending any Proceeding in advance of its final disposition, in each case only upon receipt of an undertaking by the person to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified. No such advance will be made to an officer who is not also a director if it is determined, in the manner specified in our bylaws, that the facts then known demonstrate clearly and convincingly that the officer acted in bad faith or in a manner not believed to be in or not opposed to the best interests of the Company.

Our bylaws provide that the rights conferred thereunder are not exclusive of any other rights to which a person may be entitled under any statute, our certificate of incorporation, our bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Our bylaws provide that the rights conferred thereunder continue notwithstanding that the person has ceased to be a director or officer and inure to the benefit of such person’s estate, heirs, executors, administrators, legatees and distributees. Our bylaws further provide that the indemnification and advancement provisions constitute a contract between the Company and each person who serves or has served as a director or officer, that such rights are present contractual rights that are fully vested upon adoption of our bylaws or, for persons commencing service thereafter, upon commencement of service, and that no repeal or modification of those provisions will adversely affect any right or protection in respect of any act or omission occurring prior thereto or under any indemnification agreement then in effect.

In connection with the consummation of the business combination of the Company, completed June 18, 2026 (the “Business Combination”), the Company entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by a director or officer in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides services at the Company’s request.

We maintain directors’ and officers’ liability insurance covering certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, and our executive officers are covered under such insurance on the same basis as our other directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing date	Filed Herewith

3.1	Certificate of Incorporation of Teamshares Inc.	8-K	001-42540	3.1	6/25/26

3.2	Bylaws of Teamshares Inc.	8-K	001-42540	3.2	6/25/26

4.1	Specimen Common Stock Certificate of Teamshares Inc.	8-K	001-42540	4.2	6/25/26

5.1	Opinion of Latham & Watkins LLP.					*

23.1	Consent of WithumSmith+Brown, PC.					*

23.2	Consent of KPMG LLP.					*

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					*

24.1	Power of Attorney (included on signature page hereof).					*

99.1	Teamshares Inc. 2026 Incentive Award Plan.	8-K	001-42540	10.10	6/25/26

99.1.1	Form of Stock Option Agreement under the Teamshares Inc. 2026 Incentive Award Plan.	8-K	001-42540	10.10(a)	6/25/26

99.1.2	Form of Restricted Stock Unit Agreement under the Teamshares Inc. 2026 Incentive Award Plan.	8-K	001-42540	10.10(b)	6/25/26

99.1.3	Form of Restricted Stock Unit Grant Notice under the Teamshares Inc. 2026 Incentive Award Plan.					*

99.2	Teamshares Inc. 2026 Employee Stock Purchase Plan.	8-K	001-42540	10.11	6/25/26

99.3	Teamshares Inc. 2020 Equity Incentive Plan.	8-K	001-42540	10.12	6/25/26

99.3.1	Form of Stock Option Agreement under the Teamshares Inc. 2020 Equity Incentive Plan.	8-K	001-42540	10.13	6/25/26

107.1	Filing Fee Table.					*

Item 9. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of August, 2026.

Teamshares Inc.

By:	/s/ Michael Brown
Name:	Michael Brown
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Michael Brown and Brian Gaebe, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Michael Brown Michael Brown	Chief Executive Officer and Director (Principal Executive Officer)	August 20, 2026

/s/ Brian Gaebe Brian Gaebe	Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2026

/s/ Richard J. Hendrix Richard J. Hendrix	Director	August 20, 2026

/s/ Evan Moore Evan Moore	Director	August 20, 2026

/s/ Alex Eu Alex Eu	Director	August 20, 2026

/s/ Adam Fishman Adam Fishman	Director	August 20, 2026